Exhibit 21

Subsidiaries of Village Bank and Trust Financial Corp.

Name of Subsidiary	State of Organization

Village Bank	Virginia

Village Bank Mortgage Corporation Virginia (wholly-owned subsidiary of Village Bank)	Virginia

Village Insurance Agency, Inc. Virginia (wholly-owned subsidiary of Village Bank)	Virginia

Village Financial Services Corporation Virginia (wholly-owned subsidiary of Village Bank)	Virginia

Southern Community Financial Capital Trust I	Virginia

Village Financial Statutory Trust II	Virginia